UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2014 (May 9, 2014)

GIBRALTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22462	16-1445150
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

3556 Lake Shore Road

P.O. Box 2028

Buffalo, New York 14219-0228

(Address of principal executive offices) (Zip Code)

(716) 826-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 9.01 Financial Statements and Exhibits

SIGNATURE

EX-10.1

EX-99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(c)

Appointment of New President and Chief Operating Officer

On May 14, 2014, the Company announced the appointment of Frank Heard as the Company’s new President and Chief Operating Officer, effective May 9, 2014. A copy of the press release announcing the executive change is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Heard, 55 years old, joins Gibraltar with more than 25 years of experience in the building products industry. He was employed at Illinois Tool Works Inc. (“ITW”), a Fortune 200 global diversified industrial manufacturer for 32 years, most recently as President of the ITW Building Components Group Division, from which he retired in July 2013. During his employment with ITW, Mr. Heard worked across a wide range of industry segments including manufacturing, automotive, residential & commercial construction, retail and component manufacturing. As President of ITW Building Components Group he had global responsibility for the strategic direction and operational performance for 25 businesses in 18 country markets.

Mr. Heard has a Diploma in Mechanical Engineering Technology and a MBA from the Richard Ivey School of Business at The University of Western Ontario.

Mr. Heard has no family relationship with any executive officer or director of the Company. In addition, neither Mr. Heard nor any member of his immediate family has engaged in any transaction, or series of similar transactions, with the Company or any subsidiaries of the Company.

Mr. Heard’s Compensation Arrangements

The Company and Mr. Heard have entered into an employment agreement, effective as of May 9, 2014, pursuant to which Mr. Heard will serve as the Company’s President and Chief Operating Officer until the agreement is terminated. The agreement provides for (a) a minimum annual base salary of $450,000 (“base salary”); (b) participation in the Company’s Management Incentive Compensation Plan (“MICP”) with a target award equal to 75% of base salary, subject to the achievement of performance targets established by the Compensation Committee of the Board of Directors; (c) participation in the Company’s Long Term Incentive Plan programs with target awards of 60% of base salary for time based restricted stock units and 110% of base salary for performance stock units subject to performance goals established by the Compensation Committee (d) ability to defer salary and MICP awards in the Company’s non-qualified deferral program under the Management Stock Purchase Plan, which provides for matching units based on the amount and source of funds deferred; and (e) discretionary bonuses approved by the Compensation Committee. In addition, as an executive officer, Mr. Heard is provided with tax and financial planning, executive physicals and is entitled to participate in the Company’s Automobile Program. He will also be entitled to all other employee benefits available to all salaried employees at the Company’s headquarters.

Under the employment agreement, Mr. Heard is entitled to certain payments and benefits upon the Company’s termination of his employment without cause, Mr. Heard’s termination of his employment in a “Good Reason Termination” or a “No Fault Termination”, and in the event of Mr. Heard’s Disability or Death.

If the Company terminates Mr. Heard’s employment for cause or if he resigns voluntarily, the Company has no further obligation to Mr. Heard other than (a) to pay his base salary through the effective date of termination; (b) in certain limited cases, to pay any bonus for any year prior to the year in which such termination occurs that has been earned but not yet paid as of the date of such termination; and (c) to satisfy any rights Mr. Heard has pursuant to any insurance or other qualified and non-qualified benefit plans or arrangements.

The agreement also includes confidentiality terms, as well as non-solicitation and non-competition covenants. The non-compete terms generally prohibit Mr. Heard from rendering services to, or investing in, a “Competitive Entity” (as defined in the agreement) for 36 months after termination of employment.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by the provisions of the employment agreement which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(a)-(c) Not Applicable

(d) Exhibits

Exhibit No.	Description

10.1	Agreement with Frank Heard dated May 9, 2013

99.1	Press Release dated May 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2014

GIBRALTAR INDUSTRIES, INC.

/s/ Timothy F. Murphy
Name:	Timothy F. Murphy
Title:	Vice President, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Employment Agreement with Frank Heard dated May 9, 2014

Exhibit 99.1	Press Release dated May 14, 2014